FEDERAL HOME LOAN BANK OF CINCINNATI

NewsLine

November 17, 2011

TO ALL MEMBERS:

2011 BOARD OF DIRECTORS ELECTION RESULTS

We are pleased to announce the results of the 2011 FHLBank of Cincinnati Board of Directors (Board) election of two Ohio Member Directors and two at-large Independent Directors. The Board ratified the election results at its November 17 meeting. The terms of these newly elected directors commence January 1, 2012, and end December 31, 2015.

MEMBER DIRECTOR ELECTION RESULTS

In Ohio, seven candidates ran in this election to fill two open seats. The two candidates receiving the highest number of votes and therefore re-elected to the Board are incumbent directors Michael R. Melvin and Mark N. DuHamel. The election results are provided below.

Number of members voting: 204
Total eligible votes per candidate: 3,070,687
Actual votes cast: 2,198,108

Michael R. Melvin

President and Director

Perpetual Federal Savings Bank, Urbana, Ohio

Total votes received: 1,054,191

Mark N. DuHamel

Executive Vice President, Treasurer, and Corporate Development Officer

FirstMerit Bank, NA, Akron, Ohio

Total votes received: 1,052,771

Shon B. Myers

Chairman, President, and Chief Executive Officer

Farmers & Merchants Bank, Miamisburg, Ohio

Total votes received: 749,410

H. Stewart Fitz Gibbon III

Executive Vice President, Chief Operating Officer, Chief Risk Officer,

Secretary and Treasurer, Wayne Savings Community Bank, Wooster, Ohio

Total votes received: 403,297

J. William Stapleton

Director, President, and Chief Executive Officer

Home City Federal Savings Bank, Springfield, Ohio

Total votes received: 276,406

R. Dean Meiszer

President and Chief Executive Officer

CBank, Cincinnati, Ohio

Total votes received: 238,410

Jay Young

President and Chief Executive Officer

Fiberglas Federal Credit Union, Newark, Ohio

Total votes received: 161,680

INDEPENDENT DIRECTOR ELECTION RESULTS

In the at-large election of two Independent directors, incumbent directors Donald J. Mullineaux and Charles J. Ruma were re-elected to the Board. Neither of these seats is a Public Interest directorship. As required by Federal Housing Finance Agency regulations, both individuals received more than the minimum 20 percent of the number of votes eligible to be cast and both possess the experience and knowledge required of Independent Directors.

Mr. Mullineaux is the duPont Endowed Chair in Banking and Financial Services, Gatton College of Business and Economics, University of Kentucky, and has extensive knowledge in economics and finance including risk management and derivatives. Mr. Ruma is the President of Virginia Homes and is a supporter of housing and home construction with extensive experience in organizational management and project development.

Number of members voting: 414
Total eligible votes per candidate: 5,435,119
Actual votes cast: 3,378,026

Donald J. Mullineaux

duPont Endowed Chair in Banking and Financial Services,

Gatton College of Business and Economics, University of Kentucky, Lexington, Kentucky

Total votes received: 2,620,982

Percent of votes eligible to be cast: 48.2%

Charles J. Ruma

President, Virginia Homes, Ltd., Columbus, Ohio

Total votes received: 2,291,724

Percent of votes eligible to be cast: 42.2%

On behalf of the Board and staff, I would like to thank our members for participating in the director election and would also like to congratulate our returning Directors.

David H. Hehman

President and CEO